# RISEE ENTERTAINMENT HOLDINGS PRIVATE LIMITED

(formerly known as Reliance Entertainment Holdings Private Limited)
**Registered Office:** Abhishek Row House, Bunglow No.1.Juhu Versova Link Road,Opp SBI & HDFC Bank, N Datta Marg Andheri Mumbai City 400058
Corporate Identity Number (CIN): U74999MH2018PTC309252
Email Id: risee.entertainment@gmail.com

October 25, 2023

**International Media Acquisition Corp.**
1604 US Highway 130
North Brunswick, NJ 08902
Attention: Shibasish Sarkar, Chief Executive Officer
Email: shibasish@imac.org.in

**Reliance Entertainment Studios Private Limited**
8th Floor, 801/802, Lotus Grandeur, Veera Desai Road
Ext Oshiwara, Andheri West Mumbai, MH- 400053

Dear Sirs,

**Re.: Termination of Stock Purchase Agreement dated October 22, 2022.**

1. We refer to the Stock Purchase Agreement dated October 22, 2022 (the "**Agreement**") entered into between Reliance Entertainment Studios Private Limited (the "**Company**"), Risee Entertainment Holdings Private Limited (the "**Seller**"), and International Media Acquisition Corp. (the "**Purchaser**"). The Company, Seller, and Purchaser are hereinafter collectively referred to as the "**Parties**" and individually as a "**Party**".

2. Per Clause 12.1(a) of the Agreement, in the event the Initial Closing (*as defined in the Agreement*) has not occurred by the Outside Closing Date (*as defined in the Agreement*), either Party has the right to terminate the Agreement without liability to the other Parties. We have now passed the Outside Closing Date, and regrettably, the Initial Closing has not occurred.

3. In view of the above and in accordance with Clause 12.1(a) of the Agreement, we hereby terminate the Agreement, with immediate effect, without any liability whatsoever to any of the other Parties.

4. Each of the Parties hereby:

   4.1. terminate the Agreement, absolutely and forever, with immediate effect, including all provisions that by their nature are intended to survive termination, without any further action required to be taken by any of the Parties,

   4.2. confirm that all rights and liabilities of each of the Parties under the Agreement stand extinguished, with immediate effect, without any further action required to be taken by any of the Parties,

   4.3. unconditionally release, relinquish, and waive any and all claims and / or rights it has or may have against the other Parties arising out of the Agreement or relating to the transaction(s) contemplated under the Agreement,

   4.4. confirms that no right, title, or interest in relation to the Company has vested or accrued, in favour of the Purchaser, and

4.5. confirms that it has all necessary power, authority and capacity to enter into, and to perform its respective obligations hereunder.

5. Please signify your acceptance of this notice by countersigning it in the space specified below. You may kindly note that the exercise of our termination right under Clause 12.1(a) of the Agreement by way of this notice and its consequent effects are notwithstanding your acceptance of / you countersigning this notice.

**For Risee Entertainment Holdings Private Limited**

Gautam Jain

Name: GAUTAM JAIN
Designation: AUTHORISED SIGNATORY

Acknowledged and accepted by **International Media Acquisition Corp.**

Name: SHIBASISH SARKAR
Designation: CEO

Acknowledged and accepted by **Reliance Entertainment Studios Private Limited**

Name: Parag Jain
Designation: Authorised Signatory

CC: **Loeb & Loeb LLP**
345 Park Ave New York, NY 10154
Attention: Mitchell S. Nussbaum
E-mail: mnussbaum@loeb.com